UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
August 28, 2006
COREL CORPORATION
(Exact name of registrant as specified in its charter)

Canada	000-20562	98-0407194

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
1600 Carling Avenue
Ottawa, Ontario
Canada
K1Z 8R7
(Address of principal executive offices) (Zip Code)
(613) 728-0826
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.
Merger Agreement
     On August 28, 2006, Corel Corporation, a Delaware corporation (“Corel”), Iceland Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Corel (“Merger Sub”), and InterVideo, Inc., a Delaware corporation (“InterVideo”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to satisfaction or waiver of the conditions therein, Merger Sub will merge with and into InterVideo (the “Merger”) with InterVideo surviving as a wholly-owned subsidiary of Corel.
     Subject to the terms of the Merger Agreement, which has been approved by the boards of directors of Corel, Merger Sub and InterVideo, upon consummation of the Merger, each holder of common stock of InterVideo (other than stockholders who exercise appraisal rights under Delaware law), in each case issued and outstanding immediately prior to the consummation of the Merger, will receive $13.00 per share in cash. InterVideo stock options will convert upon completion of the Merger into stock options with respect to Corel common stock, after giving effect to an exchange ratio based on the consideration to be paid in the Merger.
     The Merger Agreement contains customary representations, warranties and covenants of Corel, Merger Sub and InterVideo, including, among others, a covenant by InterVideo to conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and consummation of the Merger and not to engage in certain kinds of transactions during such period. The board of directors of InterVideo has adopted a resolution recommending the requisite approval of the Merger by its stockholders, and has agreed to hold a stockholder meeting to consider and vote upon adoption of the Merger Agreement. InterVideo has also agreed not to (i) solicit proposals relating to alternative business combination transactions or (ii) subject to certain exceptions, enter into discussions or an agreement concerning or provide information in connection with any proposals for alternative business combination transactions.
     The Merger is conditioned upon, among other things, the adoption of the Merger Agreement by the stockholders of InterVideo, clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, InterVideo having a specified amount of cash on its balance sheet at closing and other customary conditions.
     The Merger Agreement contains certain termination rights for both Corel and InterVideo and further provides that, upon termination of the Merger Agreement under specified circumstances, InterVideo may be required to pay Corel a termination fee of $6 million and reimburse Corel’s third party expenses in connection with the Merger up to $2 million.
     The parties currently expect the Merger to close in the fourth calendar quarter of 2006; although, there can be no assurances that the Merger will close in that time period.
     The foregoing description of the Merger Agreement does not purport to be complete, and is qualified in its entirety by reference to such agreement, a copy of which is filed as Exhibit 2.1 hereto and is hereby incorporated into this report by reference. The Merger Agreement, which has been included to provide investors with information regarding its terms, contains representations and warranties of each of Corel, Merger Sub and InterVideo. The assertions embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Investors should read the Merger Agreement together with the other information concerning Corel and InterVideo that each company publicly files in reports and statements with the Securities and Exchange Commission.

     On August 28, 2006, Corel issued a press release announcing the execution of the Merger Agreement, which is attached hereto as Exhibit 99.1. The press release is hereby incorporated into this report by reference.
Voting Agreement
     Concurrently with entering into the Merger Agreement, each of the directors and executive officers of InterVideo entered into a Voting Agreement with Corel (collectively, the “Voting Agreements”) pursuant to which they agreed, among other things, to vote their shares of InterVideo for the adoption of the Merger Agreement. The form of Voting Agreement is filed as Exhibit 10.1 hereto and is hereby incorporated into this report by reference.
Item 9.01.   Financial Statements and Exhibits.
          (c) Exhibits.

Exhibit
Number	Document
2.1	Agreement and Plan of Merger, dated as of August 28, 2006, among Corel Corporation, Iceland Acquisition Corporation and InterVideo, Inc.

10.1	Form of Voting Agreement

99.1	Text of press release issued by Corel Corporation, dated August 28, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COREL CORPORATION (Registrant)
Date: August 31, 2006	By:	/s/ Christopher DiFrancesco
		Name:	Christopher DiFrancesco
		Title:	Vice President, Legal, General Counsel and Secretary